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                                                                     EXHIBIT 4.1

                          WEINGARTEN REALTY INVESTORS

                           1993 INCENTIVE SHARE PLAN

1. PURPOSE

     The purpose of the Weingarten Realty Investors 1993 Incentive Share Plan (the "Plan") is to advance the interests of Weingarten Realty Investors ("WRI" or the "Company"), a Texas real estate investment trust, and its Affiliates (as defined below) by providing share ownership opportunities to certain key employees of WRI and its Affiliates who contribute significantly to the performance of WRI. In addition, the Plan is intended to enhance the ability of WRI and its Affiliates to attract and retain individuals of superior managerial ability and to motivate such key employees to exert their best efforts towards future progress and profitability of WRI.

     For purposes of the Plan, an Affiliate shall be any corporation in which WRI has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock of such corporation.

2. ADMINISTRATION AND INTERPRETATION

     a. Administration. The Plan shall be administered by a committee (the "Committee") consisting of not less than three members of the Board of Trust Managers (the "Board") of WRI appointed by and serving at the pleasure of the Trust Managers. All members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The Board may from time to time remove and appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and shall have full power and authority to construe and interpret the Plan. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting or the acts of a majority of the members evidenced in writing shall be the acts of the Committee. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan or in any award or grant made hereunder in the manner and to the extent it shall deem desirable.

     The Committee shall have the full and exclusive right to grant all share options ("Options"), share appreciation rights ("SARs"), share awards, which may be awards of unrestricted shares or restricted shares ("Restricted Shares"), performance units ("Performance Units") and performance shares ("Performance Shares") under the Plan. The Options, SARs, share awards, Performance Units and Performance Shares are collectively referred to as "Awards." In granting Awards, the Committee shall take into consideration the contribution the employee has made or may make to the success of WRI or its Affiliates and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other employees of WRI and its Affiliates with regard to these matters. In no event shall any employee, his legal representatives, heirs, legatees, distributees, or successors have any right to participate in the Plan except to such extent, if any, as the Committee shall determine.

     The Committee may from time to time in granting Awards under the Plan prescribe such other terms and conditions concerning such Awards as it deems appropriate, including, without limitation, the achievement of specific goals established by the Committee, provided that such terms and conditions are not more favorable to an employee than those expressly set forth in the Plan.

     The day-to-day administration of the Plan may be carried out by such officers and employees of WRI or its Affiliates as shall be designated from time to time by the Committee.

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     b. Interpretation. The interpretation and construction by the Committee of any provisions of the Plan or of any grant under the Plan and any determination by the Committee under any provision of the Plan or any such grant shall be final and conclusive for all purposes.

     c. Limitation on Liability. Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by WRI in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law. The members of the Committee shall be named as insureds under any directors and officers (or similar) liability insurance coverage which WRI may have in effect from time to time.

3. SHARES SUBJECT TO GRANTS UNDER THE PLAN

     a. Limitation on Number of Shares. The shares subject to grants of Awards shall be authorized but unissued common shares of beneficial interest, $.03 par value, in WRI ("Shares"), and such Shares, if any, held as "treasury stock" by WRI. Subject to adjustment as hereinafter provided, the aggregate number of Shares as to which Awards may be granted under the Plan shall not exceed 500,000.

     Shares ceasing to be subject to an Award because of the exercise of an Option or SAR or the vesting of an Award shall no longer be subject to any further grant under the Plan. However, if any outstanding Option or SAR, in whole or in part, expires or terminates unexercised or is cancelled or any Award, in whole or in part, expires or is terminated or forfeited, for any reason prior to January 1, 2003, the Shares allocable to the unexercised, terminated, cancelled or forfeited portion of such Award may again be made the subject of grants under the Plan; provided, however, that if the participant receives the benefits of ownership of any Shares (which includes the receipt of dividends, but does not include the right to vote such Shares), such Shares may not again be made the subject of grants under the Plan.

     b. Adjustments of Aggregate Number of Shares. The aggregate number of Shares stated in Section 3.a. shall be subject to appropriate adjustment, from time to time, in accordance with the provisions of Section 9 hereof.

4. ELIGIBILITY

     The individuals who shall be eligible to receive Awards under the Plan shall be such key employees of WRI or any Affiliate as the Committee from time to time shall determine.

5. OPTIONS AND SARS

     a. Grants of Options. Options granted under the Plan may be either incentive stock options ("ISO's") or nonqualified stock options. The term ISO shall mean an option which is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to an Option that is intended to be an ISO, the aggregate Market Value Per Share (as hereinafter defined) (determined at the date such Option was granted) of the Shares with respect to which such ISO is exercisable for the first time by the optionee during any calendar year (under all such plans of WRI and its parent and its subsidiary corporations) shall not exceed $100,000.

     No ISO shall be granted to any person who, at the time of the grant, owns Shares possessing more than 10% of the total combined voting power of WRI or any parent or subsidiary of WRI, unless (i) on the date such ISO is granted the option price is at least 110% of the Market Value Per Share of the Shares subject to the ISO and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date such ISO is granted.

     Options granted under the Plan shall be of such type (i.e., a nonqualified stock option or an ISO), for such number of Shares, and be subject to such terms and conditions, which may include, without limitation, the achievement of specific goals, as the Committee shall designate. Options may be granted by the Committee to any individual eligible to receive the same at any time and from time to time.

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     b. Grants of SARs. The term SAR shall mean the right to receive from WRI an amount equal to (i) the Market Value Per Share on the exercise date, over (ii) the Market Value Per Share on the date of grant (i.e., the "spread"), multiplied by the total number of Shares for which the SAR is exercised. The amount payable by WRI upon the exercise of a SAR may be paid in cash or in Shares or in any combination thereof as the Committee in its sole discretion shall determine; however, no fractional Shares shall be issuable pursuant to any SAR and no Shares shall be issued upon the exercise of an SAR until an amount equal to, at the minimum, the par value per Share multiplied by the number of Shares to be issued has been paid to WRI.

     SARs may be granted by the Committee to any individual eligible to receive the same at any time and from time-to-time before January 1, 2003. A SAR may, but need not, relate to a specific Option granted under this Plan. If a SAR relates to a specific Option, it may be granted either concurrently with the Option or, if a non-qualified stock option, at any time prior to the exercise, termination, cancellation or expiration of such Option.

     The Committee may fix such waiting periods, exercise dates or other limitations as it shall deem appropriate with respect to SARs granted under the Plan including, without limitation, the achievement of specific goals; provided, however, that each SAR granted hereunder shall be exercisable only upon consent of the Committee; and provided further, that a SAR that relates to a specific Option shall be exercisable only when and to the extent that the Option to which it relates is exercisable and if such Option is an ISO, only at such times that there is a positive spread.

     c. Terms of Options and SARs. Options and SARs granted pursuant to this Plan shall be evidenced by written agreements (separate agreements shall be used with respect to grants of nonqualified stock options and grants of ISO's) which shall comply with and be subject to the following terms and conditions and may contain such other provisions, consistent with the terms of this Plan, as the Committee shall deem advisable. SARs that relate to a specific Option may be evidenced by and form a part of the Option agreement to which the SAR relates. References herein to agreements shall include, to the extent applicable, any amendments to such agreements.

     (1) Payment of Option Exercise Price. Upon exercise of an Option, the full option purchase price for the Shares with respect to which the Option is being exercised shall be payable to WRI (i) in cash or by check payable and acceptable to WRI or (ii) subject to the approval of the Committee, by tendering to WRI Shares owned by the optionee having an aggregate Market Value Per Share as of the date of exercise and tender which is not greater than the full option purchase price for the Shares with respect to which the Option is being exercised and by paying the remainder of the option purchase price as provided in (i) above; however, the Committee may, upon confirming that the optionee owns the number of additional Shares being tendered, authorize the issuance of a new certificate for the number of Shares being acquired pursuant to the exercise of the Option less the number of Shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the Shares being tendered upon the exercise. Payment instruments will be received subject to collection. If permitted by applicable law, the Committee may provide that the Company may make loans to recipients of Options in order to pay the Option exercise price. Such loans may be subject to such terms and conditions as determined by the Committee.

     (2) Number of Shares. Each agreement shall state the total number of Shares which are subject to the Option and/or SAR.

     (3) Exercise Price. The exercise price for each ISO and SAR shall be fixed by the Committee at the date of grant, but in no event may such exercise price per Share be less than the Market Value Per Share on the date of the grant of the ISO or SAR.

     The exercise price for each nonqualified stock option shall be fixed by the Committee at the date of grant. Such option price may be less than the Market Value Per Share on the date of the grant of the nonqualified stock option, but in no event shall the option price be less than the par value of a Share.

     (4) Market Value Per Share. The Market Value Per Share as of any particular date shall be determined by any fair and reasonable means determined by the Committee.

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     (5) Term. The term of each Option and SAR shall be determined by the
Committee at the date of grant; provided, however, that each Option that is an ISO shall, notwithstanding anything in the Plan or an agreement to the contrary, expire not more than ten years from the date the Option is granted (except as provided in Section 5.a.) or, if earlier, the date specified in the agreement at the date of grant of such Option. An Option that is a nonqualified stock option shall expire not more than ten years from the date the Option is granted, or if earlier, the date specified in the agreement at the date of grant of such Option. A SAR not granted in tandem with an Option shall expire not more than ten years from the date the SAR is granted or, if earlier, the date specified in the SAR agreement; however, a SAR granted in tandem with an Option shall terminate whenever the Option to which it relates terminates.

     (6) Date of Exercise. Each agreement may, in the discretion of the Committee, state that the Option or SAR granted therein may not be exercised in whole or in part for a period or periods of time specified in such agreement and except as so specified therein, any Option or SAR may be exercised in whole at any time or in part from time to time during its term. The Committee may, in its discretion, accelerate the exercisability of all or part of an individual's Options or SARs.

     (7) Termination of Employment. In the event that an individual's employment with WRI and its Affiliates shall terminate, for reasons other than (i) retirement pursuant to a retirement plan or policy of WRI or one of its Affiliates ("retirement"), (ii) permanent disability as determined by the Committee based on the opinion of a physician selected or approved by the Committee ("permanent disability") or (iii) death, the individual's Options and SARs shall be exercisable by him, subject to subsections (5) and (6) above, only within three months after such termination, but only to the extent the Option or SAR was exercisable immediately prior to such termination of employment.

     If, however, any termination of employment is due to retirement or permanent disability, the individual shall have the right, subject to the provisions of subsections (5) and (6) above, to exercise his Option and SARs at any time within the 36-month period commencing on the day next following after such termination of employment to the extent that the individual was entitled to exercise the same on the day immediately prior to such termination. Whether any termination of employment is due to retirement or permanent disability and whether an authorized leave of absence or absence on military or government service or for other reasons shall constitute a termination of employment for the purposes of the Plan shall be determined by the Committee.

     If an individual shall die while entitled to exercise an Option or SAR, the individual's estate, personal representative or beneficiary, as the case may be, shall have the right, subject to the provisions of subsections (5) and (6) above, to exercise the Option at any time within 36 months from the date of the optionee's death, to the extent that the optionee was entitled to exercise the same on the day immediately prior to the optionee's death.

     d. Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become key employees of WRI or of any Affiliate as a result of any "corporate transaction" as defined in the Treasury Regulations promulgated under Section 424 of the Code.

     e. Reload Options. An option may, in the discretion of the Committee, include a reload option right which shall entitle the optionee, upon (i) the exercise of such original option prior to the optionee's termination of employment and (ii) payment of the appropriate exercise price in Shares that have been owned by such optionee for at least six months prior to the date of exercise, to receive a new option (the "Reload Option") to purchase, at the Market Value Per Share on the date of the exercise of the original option, the number of Shares equal to the number of whole shares delivered by the optionee in payment of the exercise price of the original option. A Reload Option may also allow, that upon the exercise of an option, the optionee may receive a new option to purchase at the Market Value Per Share on the date of exercise of the original option, the number of Shares equal to the number of Shares issued upon exercise of the original option. Such Reload Option shall be subject to the same terms and conditions, including expiration date, and shall be exercisable at the same time or times as the original option with respect to which it is granted, except that in no event shall such Reload Option be exercisable within six months of its date of grant.

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     f. Amendment. The Committee may, with the consent of the person or persons entitled to exercise any outstanding option, amend such option. The Committee, in its absolute discretion, may grant to holders of outstanding options, in exchange for the surrender and cancellation of such options, new options having exercise prices lower (or higher) than the exercise price provided in the options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

6. SHARE AWARDS

     a. Awards of Shares. Shares may be awarded by the Committee to any individual eligible to receive the same, at any time and from time to time before January 1, 2003. An award may be a (i) a grant of Shares, (ii) contingent award of Shares to be issued to the employee in the future after the employee has met the terms and conditions of the contingent award set by the Committee at the time of the contingent award or (iii) a Restricted Share Award. All awards of Shares shall provide that, prior to the issuance of any Shares to any individual, such individual shall pay to WRI an amount of cash equal to, at a minimum, the par value per Share multiplied by the number of Shares to be issued.

     b. Description of Share Awards. A Restricted Share is a share that may not be sold, exchanged, pledged, transferred, assigned or otherwise encumbered or disposed of until the terms and conditions set by the Committee at the time of the award of the Restricted Shares have been satisfied. A Share award shall be subject to such restrictions, terms and conditions as the Committee may establish, which may include, without limitation, "lapse" and "non-lapse" restrictions (as such terms are defined in regulations promulgated under Section 83 of the Code) and the achievement of specific goals.

     If an employee receives a Share award (whether or not escrowed as provided below), the employee shall be the record owner of such Shares and shall have all the rights of a shareholder with respect to such Shares (unless the agreement specifically provides otherwise), including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares. Any certificate or certificates representing a Share award which is a contingent award or a Restricted Share award shall bear a legend similar to the following:

     The shares represented by this certificate have been issued pursuant to the terms of the Weingarten Realty Investors 1993 Incentive Share Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such award dated ........,
     199..

     In order to enforce the restrictions, terms and conditions that may be applicable to an employee's Share award, the Committee may require the employee, upon the receipt of a certificate or certificates representing such shares, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with WRI or an escrow agent designated by WRI under an escrow agreement, which may be a part of a Restricted Share agreement, in such form as shall be determined by the Committee.

     After the satisfaction of the terms and conditions set by the Committee at the time of a Share award to an employee, which award is not subject to a non-lapse feature, a new certificate, without the legend set forth above, for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the employee. If such terms and conditions are satisfied as to a portion, but fewer than all, such Shares, the remaining shares issued with respect to such award shall either be reacquired by WRI or, if appropriate under the terms of the award applicable to such shares, shall continue to be subject to the restrictions, terms and conditions set by the Committee at the time of award.

     c. Payment of Share Awards. The satisfaction of the terms and conditions set by the Committee at the time of an award and the delivery of a certificate, without the legend set forth above, for the portion of such award that is no longer subject to such restrictions, terms and conditions is hereinafter referred to as the "payment" of such portion of the award. Subject to the provisions above, each award shall be paid at the time and in the manner specified by the Committee at the time of the award.

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     d. Payment in the Event of Termination of Employment. If the employment with WRI and its Affiliates of an employee to whom a Share award has been made is terminated for any reason before satisfaction of the terms and conditions for the payment of all or a portion of the award, then only such portion of the award, if any, that is payable pursuant to its terms and conditions as of the date of the employee's termination shall be paid, and the remaining portion of such award shall be reacquired by WRI and forfeited; provided, however, if the termination is due to the employee's death, permanent disability or retirement, the Committee may, in its sole discretion, deem that the terms and conditions have been met for all or part of such remaining portion. If Shares issued shall be reacquired by WRI and forfeited as provided above, the employee, or in the event of his death his personal representative, shall forthwith deliver to the Secretary of WRI the certificates for the Shares awarded pursuant to the Plan to the employee, accompanied by such instrument of transfer, if any, as may reasonably be required by the Secretary of WRI.

     If an employee to whom Shares have been awarded dies after satisfaction of the terms and conditions for the payment of all or a portion of the award but prior to the actual payment of all or such portion thereof, such payment shall be made to the employee's estate, personal representative or beneficiary or beneficiaries at the time and in the same manner that such payment would have been made to the employee.

7. PERFORMANCE UNITS AND PERFORMANCE SHARES

     a. Awards. Awards may be granted in the form of Performance Units or Performance Shares. Performance Units are units valued by reference to designated criteria established by the Committee, other than Shares. Performance Shares are shares expressed in terms of, or valued by reference to, a Share. Awards of Performance Units and Performance Shares shall refer to a commitment by the Company to make a distribution to the employee participant or to his beneficiary depending on (i) the attainment of the performance objectives and other conditions established by the Committee and (ii) the base value of the Performance Unit or Performance Share, respectively, as established by the Committee.

     b. Settlement. Settlement of Performance Units and Performance Shares may, in the sole discretion of the Committee, be in cash, in Shares or a combination thereof. The Committee may designate a method of converting Performance Units into Shares, including but not limited to a method based on the Fair Market Value of Shares over a series of consecutive trading days. Prior to the settlement of any Performance Unit or Performance Share in Shares, the recipient of such award shall pay to WRI an amount of cash equal to, at a minimum, the par value per Share multiplied by the number of Shares to be issued.

     c. Rights. Participants shall not be entitled to exercise any voting rights or to receive any interest or dividends with respect to Performance Units or Performance Shares.

8. LSARS

     The Committee shall have the power to grant limited SARs ("LSARs") which shall be a part of an Award. LSARs shall provide for the automatic cash payment to the holder of the Award equal to the spread (or other determination of the value of the Award as fixed by the Committee) upon the occurrence of a Change in Control (as defined below) on the date fixed by the Committee in the agreement evidencing such LSAR. LSARs may provide that Committee approval is not required for the exercise of such LSAR.

9. RECAPITALIZATION

     The aggregate number of Shares stated in Section 3.a., the number of Shares to which each outstanding Award relates, the exercise price in respect of each Option or SAR and the number of Shares subject to an Award, may be proportionately adjusted in an equitable manner determined by the Committee, in its sole discretion and without liability to any person, for any increase or decrease in the number of issued Shares resulting from the payment of a Share dividend, a Share split or any transaction which is a "corporation transaction" (as defined in the Treasury Regulations promulgated under Section 424 (formerly
Section 425) of the Code).

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10. MERGER OR CONSOLIDATION

     Except as otherwise provided in Section 11 below, after a merger of one or more entities into the Company in which the Company shall survive, or after a consolidation of the Company and one or more entities, in which the resulting entity remains, as an independent, publicly-owned entity, an optionee shall, at the same cost, be entitled upon the exercise of an Option or SAR or the settlement of an Award or the settlement of an Award to receive (subject to any required action by shareholders and the discretion of the Committee as to the payment of cash with respect to a SAR) such stock, cash and/or securities of the surviving or resulting entity as the board of directors of such entity, in its sole discretion and without liability to any person, shall determine to be equivalent, as nearly as practicable, to the nearest whole number and class of Shares or other securities that were then subject to such Award and such shares of stock or other securities shall, after such merger or consolidation, be deemed to be Shares for all purposes of the Plan and any agreement.

11. CHANGE IN CONTROL

     In the event of a Change in Control (as defined below), then, notwithstanding any other term of this Plan (except as set forth in any agreement to the contrary), any and all outstanding Awards not fully vested shall automatically vest in full and all Options and SARs shall be immediately exercisable. The date on which such accelerated vesting and immediate exercisability shall occur (the "Acceleration Date") shall be the date of the occurrence of the Change in Control.

     A "Change in Control" shall be deemed to have occurred if:

          (a) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) together with its "Affiliates" and "Associates," as such term is defined in Rule 12b-2 of the Exchange Act, makes a tender or exchange offer for or is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of, securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

          (b) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board, and any new trust manager (other than a trust manager designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a),
     (c) or (d) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the trust managers then still in office who either were trust managers at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the shareholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

          (d) the shareholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale, exchange or disposition by the Company of all or a significant portion of the Company's assets. For purposes of this clause (d), the term "the sale, exchange or disposition by the Company of all or a significant portion of the Company's assets" shall mean a sale or other disposition

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     transaction or series of related transactions involving assets of the
     Company or any subsidiary of the Company (including the stock of any subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Company" shall be the aggregate market value of the outstanding Shares of the Company (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the Shares of the Company shall be determined by multiplying the number of Shares (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the Shares of the Company for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the Shares of the Company or by such other method as the Board shall determine is appropriate.

     Notwithstanding the foregoing however, (except as stated otherwise in an Award agreement) a Change in Control shall not be deemed to have occurred if, prior to the time a Change in Control would otherwise be deemed to have occurred pursuant to the above provisions, the Board determines otherwise.

12. EMPLOYEE'S AGREEMENT

     If, at the time of the exercise of any Option or SAR or the making or vesting of an Award, in the opinion of counsel for WRI, it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, that the individual exercising the Option or SAR or receiving the Award shall agree to hold any Shares issued to the individual for investment and without any present intention to resell or distribute the same and that the individual will dispose of such Shares only in compliance with such laws and regulations, the individual will, upon the request of WRI, execute and deliver to WRI a further agreement to such effect.

13. WITHHOLDING FOR TAXES

     No Option or SAR may be exercised or distribution of Shares be made under the Plan until appropriate arrangements have been made by the individual with the Company for the payment of any amounts that the Company may be required to withhold with respect thereto, which arrangements may include, if set forth in the agreement relating to such Award, the tender of owned Shares or the withholding of Shares issuable pursuant to such Award.

14. TERMINATION OF AUTHORITY TO MAKE GRANT

     No Awards will be granted pursuant to this Plan after December 31, 2002.

15. AMENDMENT AND TERMINATION

     The Board may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan and any grants or awards hereunder; provided, however, that no such action of the Board may, without the approval of the shareholders of WRI, alter the provisions of the Plan so as to (i) increase the maximum number of Shares which may be subject to awards and grants and distributed in the payment of awards and exercises under the Plan (except as provided in Section 3.b.); (ii) change the class of employees eligible to receive awards and grants under the Plan; (iii) extend beyond ten years the maximum terms of options granted under the Plan or extend the term of the Plan; or (iv) decrease the exercise price applicable to any Option or SAR. The Committee may, in its discretion, accelerate the vesting of all or part of an Award. The Committee may, in its discretion, provide for events causing the acceleration of vesting of all or part of an Award in the agreement relating to such Award.

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

16. PREEMPTION BY APPLICABLE LAWS AND REGULATIONS

     Anything in the Plan or any agreement entered into pursuant to the Plan to the contrary notwithstanding, if, at any time specified herein or therein for the making of any determination or payment of the issue or other distribution of Shares, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require either WRI or the employee (or the employee's beneficiary), as the case may be, to take any action in connection with any such determination, payment, issuance or distribution, the issue or distribution of such Shares or the making of such determination or payment, as the case may be, shall be deferred until such action shall have been taken.

17. CHANGE IN CONTROL LIMITATION

     Notwithstanding any other provision in the Plan, to the extent that the acceleration of exercisability or payment of an Award under this Plan following a Change in Control, when aggregated with other payments or benefits to the participant, whether or not payable pursuant to this Plan, would, as determined by tax counsel selected by the Company, result in "excess parachute payments" (as defined in Section 280G of the Code) such parachute payments or benefits provided to a participant under this Plan shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the participant's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean the sum of (i) all payments and benefits which a participant receives or is then entitled to receive that would constitute a "parachute payment" within the meaning of
Section 280G of the Code, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for the year in which such payments and benefits shall be paid to the participant (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less
(iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

18. AUTOMATIC ADJUSTMENT TO OPTION EXERCISE PRICE

     a. Purpose of Exercise Price Adjustment The purpose of the Plan is to enhance the financial success of the Company and its shareholders by rewarding the key employees on whom such financial success depends through incentives tied to Shares, and by encouraging such employees to acquire and retain such Shares, thus more closely aligning their interests and rewards with those of the Company and its shareholders. To ameliorate the potential for outstanding Options defeating this incentive purpose of the Plan by having optionees holding Options whose exercise price so greatly exceeds the Market Value Per Share that the Option has lost its ability to be an incentive to the optionee, the following provisions of this Section 18 may, at the Committee's discretion, (determined at the time of grant) govern the terms concerning the exercise price of any Option granted pursuant to the Plan.

     b. Automatic Adjustment. Effective beginning with the first business day in January of each year, the exercise price of all Options granted pursuant to the Plan (including any Reload Option) whose (i) date of grant was more than three years prior to such January business date and (ii) exercise price exceeds the Market Value Per Share on such January business date by more than 25% shall be automatically adjusted as follows:

          (i) Nonqualified Stock Options. The exercise price to be paid for each Share receivable upon exercise of each such nonqualified option shall be equal to the lesser of (A) the Market Value Per Share on such January business date and (B) the arithmetic average of the Market Value Per Share on the last day of each of the three months preceding such January business date.

          (ii) Incentive Stock Options. The exercise price to be paid for each Share upon exercise of each such incentive stock option shall be equal to the Market Value Per Share on such January business date; provided, however, that in the case of an employee optionee who, on such date, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of equity securities of the Company or of any parent or subsidiary of WRI, the exercise price per share shall be equal to 110% of the Market Value Per Share on such date.

     c. Limit on Adjustments. No Option may be adjusted pursuant to this Section more than once during its term and no automatic adjustment to the exercise price of an incentive stock option shall be effective if the consequence of such adjustment would be to cause such option or other incentive stock options granted under the Plan to such optionee to cease to be an incentive stock option, unless the optionee consents in writing to such automatic adjustment.

     An automatic adjustment to the exercise price made pursuant to this Section shall not be treated as the grant of a new option for purposes of this Plan. An adjustment to the exercise price made pursuant to this Section shall change only the exercise price of such option; all other terms of such option shall continue without change.

19. MISCELLANEOUS

     a. No Employment Contract. Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of WRI or any Affiliate.

     b. Employment with Affiliates. Employment by WRI for the purpose of this Plan shall be deemed to include employment by, and to continue during any period in which an employee is in the employment of, any Affiliate.

     c. No Rights as a Shareholder. An employee shall have no rights as a shareholder with respect to Shares covered by the employee's Award until the date of the issuance of such Shares to the employee pursuant thereto. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

     d. No Right to Trust Assets. Nothing contained in the Plan shall be construed as giving an employee, the employee's estate, personal representative or beneficiaries or any other person any equity or interest of any kind in any assets of WRI or an Affiliate or as creating a trust of any kind or a fiduciary relationship of any kind between WRI or an Affiliate and any such person.

     e. No Restriction on Trust Action. Nothing contained in the Plan shall be construed to prevent WRI or any Affiliate from taking any action that is deemed by WRI or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any grant made under the Plan. No employee, beneficiary or other person shall have any claim against WRI or any Affiliate as a result of any such action.

     f. Nonassignability. Neither an employee nor an employee's estate, personal representative or beneficiary shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such employee's estate's, personal representative's or beneficiary's interest arising under the Plan nor shall such interest be subject to seizure for the payment of an employee's or beneficiary's debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of an employee's estate's, personal representative's or beneficiary's bankruptcy or insolvency and to the extent any such interest arising under the Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the agreement evidencing such Award.

     g. Application of Funds. The proceeds received by WRI from the sale of Shares pursuant to the Plan will be used for its general business purposes.

     h. Governing Law; Construction. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the Plan.

                                      B-10